EXHIBIT 11
STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                     THREE MONTHS ENDED
                                                          MARCH 31,
                                                       2000        1999
                                                     -------------------
Basic income per common share:
  Net Income                                         $  274,020    $  640,951

  Weighted average common shares outstanding          2,720,089     2,979,311

  Basic income per common share                      $     0.10    $     0.22

Dilutive income per common share:
  Net Income                                         $  274,020    $  640,951

  Weighted average common shares outstanding          2,720,089     2,979,311
  Dilutive effect of stock options                      106,477       160,721
                                                     ------------------------
  Total shares                                        2,826,566     3,140,032

  Dilutive income per common share                   $     0.10    $     0.20
